EXHIBIT 12

                          NORTHWEST NATURAL GAS COMPANY
                Computation of Ratio of Earnings to Fixed Charges
                         January 1, 1992 - June 30, 1997


                                                                         Twelve
                                                                         Months
                                    Year Ended December 31,              Ended
                            ---------------------------------------     June 30,
                           1992     1993     1994     1995     1996       1997
                           ----     ----     ----     ----     ----     --------
Fixed Charges, as Defined:
     Interest on Long-
      Term Debt          $23,001  $22,578  $21,921  $23,141  $ 23,176   $ 23,148
     Other Interest        3,223    1,906    2,473    2,252     3,448      4,565
     Amortization of Debt
      Discount and Expense   511      775      850      882       865        796
     Interest Portion of
        Rentals            1,439    1,701    1,697    1,764     1,798      1,798
                         -------  -------  -------  -------  --------   --------
     Total Fixed Charges,
       as defined        $28,174  $26,960  $26,941  $28,039  $ 29,287   $ 30,307
                         =======  =======  =======  =======  ========   ========

Earnings, as defined:
     Net Income          $15,775  $37,647   $35,461  $38,065  $ 46,793  $ 45,042
     Taxes on Income       6,951   22,096    20,473   22,120    27,347    25,217
     Fixed Charges,
        as above          28,174   26,960    26,941   28,039    29,287    30,307
                         -------  -------   -------  -------  --------  --------
     Total Earnings,
        as defined       $50,900  $86,703   $82,875  $88,224  $103,427  $100,566
                         =======  =======   =======  =======  ========  ========

Ratio of Earnings to
 Fixed Charges              1.81     3.22      3.08     3.15      3.53      3.32
                            ====     ====      ====     ====      ====      ====